SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT




Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934


                     Date of Report: August 18, 1999



               Exact Name of
Commission     Registrant        State or other    IRS Employer
File           as specified      Jurisdiction of   Identification
Number         in its charter    Incorporation     Number
-----------    --------------    ---------------   --------------

1-12609        PG&E Corporation  California        94-3234914

1-2348         Pacific Gas and   California        94-0742640
               Electric Company




Pacific Gas and Electric Company        PG&E Corporation
77 Beale Street, P.O. Box 770000        One Market, Spear Tower,
San Francisco, California  94177        Suite 2400
                                        San Francisco, California 94105

          (Address of principal executive offices) (Zip Code)


Pacific Gas and Electric Company        PG&E Corporation
        (415) 973-7000                   (415) 267-7000

    (Registrant's telephone number, including area code)

Item 5.  Other Events

On August 16, 1999, PG&E Corporation entered into an agreement with various consumer groups, the International Brotherhood of Electrical Workers (IBEW) and other parties, to propose legislation for adoption by the California Legislature to resolve various issues regarding the valuation and disposition of Pacific Gas and Electric Company's hydroelectric generating assets. (Pacific Gas and Electric Company (Utility) is the California utility subsidiary of PG&E Corporation.) It is possible that legislation addressing these issues will be adopted by the California Legislature before the current legislative session adjourns on September 10, 1999. PG&E Corporation and the Utility are unable to predict whether and to what extent the final legislation will reflect the parties' proposal described below.

The parties agreed that it would be in the public interest for the Utility to transfer its hydroelectric assets to a California subsidiary of PG&E Corporation (PG&E Hydro), and they agreed to support all legislative and regulatory approvals necessary to implement the transfer. As with other non-utility generation in California, the assets would be subject to regulation by the Federal Energy Regulatory Commission (FERC) but no longer subject to rate or other regulation by the California Public Utilities Commission
(CPUC).

Valuation and Effect on Transition Cost Recovery

Subject to FERC approval of market-based pricing for the hydroelectric power as discussed below, the parties' legislative proposal calls for $3.3 billion to be credited to the Utility's transition cost recovery account to reflect the full value of the hydroelectric assets, including the real property associated with the hydroelectric facilities and the irrigation district power-purchase contracts. As previously reported, if the market value of the Utility's hydroelectric facilities is determined based upon any method other than a sale of the facilities to a third party, a material charge to Utility earnings could result. At June 30, 1999, the book value of the Utility's net investment in hydroelectric generation assets was approximately $0.8 billion, excluding approximately $0.5 billion of net investment reclassified as regulatory assets recoverable as transition costs. Assuming the $3.3 billion value of the hydroelectric assets proposed by the parties is reflected in the final legislation and that the FERC approves market-based pricing for the hydroelectric power, the excess of market value over book value ($2.5 billion) would be used to reduce other transition costs and a material charge to Utility earnings would result in the approximate amount of $1.5 billion.

CPUC-Authorized Equity Ratio

In the proposal, the parties recognized that, as a result of the material charge described above, the Utility would be temporarily out of compliance with its CPUC-authorized equity ratio. The proposal provides that the Utility would be given eight years to return to its authorized equity ratio, that during this period the Utility's equity ratio for ratemaking purposes would remain at 48 percent, and that the CPUC would not adjust the Utility's revenues or rates to reflect the transitional capital structure. Therefore, during this period, the Utility would not be precluded by the CPUC from paying common stock dividends to PG&E Corporation and would not incur a reduction in its rate of return on distribution rate base.
The parties have proposed that at the end of this period, the Utility's permissible equity ratio would be authorized at a range of 45 percent to 48 percent. Thereafter, the parties have proposed that the Utility's permissible equity ratio would be within a range authorized by the CPUC.

Disposition of the Hydroelectric Assets

The parties have proposed that the credit to the Utility's transition cost recovery account (and the resulting charge to earnings) would be made when FERC approval is received to charge market-based prices for the power produced by the hydroelectric assets. If FERC approval is not obtained by June 30, 2000, the valuation of the hydroelectric assets would be completed by some other method no later than December 31, 2001, in accordance with the current California electric industry restructuring legislation. The parties agreed that any requirement by the FERC in its order which conditions market-based pricing authority on the divestiture of any of the hydroelectric assets would be considered disapproval of market-based pricing authority. Following FERC approval of market-based pricing and other regulatory approvals, the parties propose that the Utility would transfer the hydroelectric assets to PG&E Hydro. The hydroelectric assets would be operated by PG&E Hydro in accordance with applicable terms and conditions of the FERC licenses and other environmental and regulatory permits and with agreements governing existing economic uses of the hydroelectric assets.

Operational Agreements

The parties have proposed that the potential market power impacts of the post-transfer asset ownership be mitigated by an agreement between PG&E Corporation and the California Independent System Operator (ISO) to make the hydroelectric power available for both energy and ancillary service subject to maximum price bids during specified peak hours. (The obligations under the mitigation agreement would be assumed by PG&E Hydro upon the transfer of the assets.) The parties have agreed to support the adoption by the ISO Board of the mitigation agreement. The parties have also agreed to support the FERC approval of the mitigation agreement in connection with efforts to obtain the FERC's approval for market-based pricing for the hydroelectric assets.

Other Agreements

Finally, the proposal calls for PG&E Hydro to assume the existing bargaining unit agreements between the Utility and employees represented by the IBEW, among other matters.

Cautionary Statement Regarding Forward-looking Statements

The discussion above contains forward-looking statements about the proposed valuation and method of disposition of Pacific Gas and Electric Company's hydroelectric assets, the resulting charge to earnings, and the effect of the charge on the Utility's CPUC-authorized equity ratio, among other forward-looking statements. These statements are necessarily subject to various risks and uncertainties and actual results may differ materially from those currently expected or contemplated by management. Some of the factors that will affect the outcome of the issues discussed above include whether and the extent to which the California Legislature accepts the parties' proposal, whether the legislation ultimately adopted contains different provisions than those contemplated by the parties, the course of legislative negotiations, the extent to which the parties' proposal may be materially revised in response to legislative negotiations, whether the California Governor signs legislation reflecting the parties' proposal, whether the required regulatory approvals are obtained, whether the ISO adopts the proposed market power mitigation agreement, the California initiative process, and other factors that PG&E Corporation and Pacific Gas and Electric Company are unable to predict.

                             SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.


                          PG&E CORPORATION
                                 and
                          PACIFIC GAS AND ELECTRIC COMPANY




                          By  LESLIE H. EVERETT
                           ---------------------
                           LESLIE H. EVERETT
                           Vice President and Secretary
                           (PG&E Corporation)
                           Vice President and Secretary
                           (Pacific Gas and Electric Company)

Dated: August 18, 1999